Exhibit 99.1

Erie Indemnity Reports First Quarter 2011 Results

1Q 2011 Highlights

Indemnity Shareholder Interest

•	Net income attributable to Indemnity per share-diluted was $0.78 per share in the first quarter of 2011 compared to net income per share-diluted of $0.82 per share in the first quarter of 2010.

•	Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $0.77 per share in both the first quarter of 2011 and 2010.

•	Gross margin from management operations was 18.6 percent in the first quarter of 2011 compared to 21.8 percent in the first quarter of 2010.

•	Indemnity’s investment operations pretax income totaled $16 million for the first quarter of 2011 compared to $14 million for the first quarter of 2010.

Erie, Pa., May 5, 2011 – Erie Indemnity Company (NASDAQ: ERIE) today announced first quarter 2011 earnings of $44 million, compared to earnings of $47 million in the first quarter of 2010. Operating income was $43 million in the first quarter of 2011 compared to $44 million for the same period one year ago. Also, the sale of Indemnity’s 21.6 percent interest in Erie Family Life Insurance Company to the Erie Insurance Exchange was completed on March 31, 2011.

Note: The accompanying consolidated financial statements of Erie Indemnity Company (“Indemnity”) reflect the consolidated results of Indemnity and the Erie Insurance Exchange (“Exchange”), which we refer to collectively as the “Erie Insurance Group.”

Indemnity or Indemnity shareholder interest refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. The Exchange refers to the noncontrolling interest held for the benefit of the subscribers (policyholders) and includes its interest in its property and casualty subsidiaries and Erie Family Life Insurance Company (“EFL”).

The following table shows the consolidated results of the Erie Insurance Group by operating segment:

Results of the Erie Insurance Group’s Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10

Management operations	$48	$53	$-	$-	$(40)	$(45)	$8	$8
Property and casualty insurance operations	—	(2)	49	(39)	43	47	92	6
Life insurance operations	3	2	10	8	0	1	13	11
Investment operations	16	14	286	192	(3)	(3)	299	203

Income from operations before income taxes and noncontrolling interest	67	67	345	161	—	—	412	228
Provision for income taxes	23	20	115	46	—	—	138	66

Net income	$44	$47	$230	$115	$-	$-	$274	$162

The following sections highlight and discuss the results of management operations, property and casualty insurance operations, life insurance operations and investment operations related to the Indemnity shareholder interest.

Management Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10

Management fee revenue, net	$251	$237	$—	$—	$(251)	$(237)	$—	$—
Service agreement revenue	8	8	—	—	—	—	8	8

Total revenue from management operations	259	245	—	—	(251)	(237)	8	8
Cost of management operations	211	192	—	-	(211)	(192)	-	-

Income from management operations before taxes	$48	$53	$—	$-	$(40)	$(45)	$8	$8

Gross margin	18.6%	21.8%

•	The management fee rate was 25 percent for both the first quarters of 2011 and 2010. Direct written premiums of the property and casualty insurance operations, upon which the management fee is calculated, increased 6.3 percent in the first quarter of 2011, due to a 3.2 percent increase in policies in force and modest increases in average premium. The year-over-year average premium per policy for all lines of business increased 2.1 percent at March 31, 2011, compared to a decrease of 1.3 percent at March 31, 2010.

•	The cost of management operations increased to $211 million in the first quarter 2011 from $192 million in the first quarter of 2010. First quarter 2011 commissions increased $9 million compared to the same period a year ago. First quarter 2011 non-commission expense increased $10 million compared to the first quarter of 2010. Of this amount, personnel costs increased $5 million while the remaining increase was due to a $5 million expense reduction recorded in the first quarter of 2010 for a favorable ruling related to an outstanding judgment against Indemnity.

Property and Casualty Insurance Operations
							Erie
	Indemnity		Noncontrolling		Elimination of related		Insurance
	shareholder interest		interest (Exchange)		party transactions		Group
(dollars in millions)	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10

Net premiums earned	$—	$53	$1,014	$909	$-	$-	$1,014	$962

Losses and loss expenses	—	40	683	698	(1)	(1)	682	737
Policy acquisition and other underwriting expenses	—	15	282	250	(42)	(46)	240	219

Total losses and expenses	—	55	965	948	(43)	(47)	922	956

Income (loss) from property and casualty insurance operations before taxes	$—	$(2)	$49	$(39)	$43	$47	$92	$6

Combined ratio	—	104.3%	95.2%	104.3%

•	Prior to and through December 31, 2010, the underwriting results retained by Erie Insurance Company (“EIC”) and Erie Insurance Company of New York (“ENY”) accrued to the benefit of the Indemnity shareholder interest. Due to the sale of Indemnity’s property and casualty subsidiaries to the Exchange on December 31, 2010, all property and casualty underwriting results accrue to the benefit of the subscribers (policyholders) of the Exchange, or noncontrolling interest, beginning in the first quarter of 2011.

Life Insurance Operations
(dollars in millions)	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10

Total revenue	$10	$9	$34	$34	$—	$—	$44	$43
Total benefits and expenses	7	7	24	26	—	(1)	31	32

Income from life insurance operations before taxes	$3	$2	$10	$8	$—	$1	$13	$11

•	The increase in total revenue in the first quarter of 2011 was driven by a modest increase in policy revenue and continued positive investment results compared to the first quarter of 2010.

•	Total benefits and expenses were primarily impacted by a decrease in the amortization of deferred policy acquisition costs in the first quarter of 2011, compared to the first quarter of 2010.

Investment Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10	1Q’11	1Q’10

Net investment income	$4	$9	$81	$75	$(3)	$(3)	$82	$81
Net realized gains on investments	1	5	144	115	—	—	145	120
Net impairment losses recognized in earnings	0	0	0	(2)	—	—	0	(2)
Equity in earnings of limited partnerships	11	0	61	4	—	—	72	4
Income from investment operations before taxes	$16	$14	$286	$192	$(3)	$(3)	$299	$203

•	Net investment income, which primarily includes interest and dividends on bonds and stocks, decreased $5 million in the first quarter of 2011. The first quarter of 2010 includes $6 million of net investment income from EIC, ENY and Erie Property & Casualty Company which were sold to the Exchange on December 31, 2010.

•	Net realized gains on investments decreased $4 million in the first quarter of 2011 due to lower common stock valuation adjustments and lower realized gains on the sale of bonds compared to the first quarter of 2010.

•	Equity in earnings of limited partnerships increased $11 million in the first quarter of 2011 driven by increases in fair value in our private equity, mezzanine debt, and real estate limited partnerships compared to the first quarter of 2010.

In the first four months of 2011, we repurchased 0.7 million shares of our outstanding Class A nonvoting common stock at a total cost of $45 million in conjunction with our current stock repurchase plan. In December 2010, our Board of Directors approved a continuation of the current stock repurchase program for a total of $150 million. As of April 30, 2011, we had approximately $100 million in repurchase authority remaining under the program.

Sale of EFL Stock to Erie Insurance Exchange
The sale of Indemnity’s 21.6% ownership interest in EFL to the Exchange was completed on March 31, 2011, at which time Indemnity received cash consideration from the Exchange based upon an estimated purchase price of $82 million. Final settlement of the transaction was made on April 25, 2011, for a final purchase price of $82 million. Net after-tax cash proceeds to Indemnity from the sale are estimated to be $58 million. There was no gain or loss resulting from this sale as Indemnity and the Exchange are deemed to be under common control.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 13th largest automobile and homeowners insurer in the United States based on direct premiums written and the 19th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.3 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 461 on the FORTUNE 500.

Erie Insurance is proud to be named a J.D. Power and Associates’ 2011 Customer Service Champion and is only one of 40 companies so named in the U.S.  Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies.  The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and nearly 800 life and health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2005-2010).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

***

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain the uninterrupted operations of our business, including our information technology system;

•	factors affecting the quality and liquidity of our investment portfolio;

•	credit risk from the Exchange;

•	ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigations against us.

Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence on the independent agency system;

•	ability to maintain our reputation for superior customer service;

•	factors affecting price competition;

•	government regulation of the insurance industry, including approval of rate increases and rating factors such as credit and prior experience, and required processes related to underwriting and claims handling;

•	the uncertain role of the Federal Government, and the ongoing role of the States, in regulating the property/casualty or life insurance industries;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism

•	ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of our investment portfolio;

•	ability to meet liquidity needs and access capital;

•	ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigations against us; and

•	dependency on service provided by Indemnity.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.